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                                                                   EXHIBIT 10.12

                     FIFTH AMENDMENT OF EMPLOYMENT AGREEMENT

         This Fifth Amendment of the Employment Agreement (this "Amendment") is entered into as of _______________, 2004 (the "Effective Date") by and between SciClone Pharmaceuticals, Inc. (the "Company") and Donald R. Sellers ("Employee").

         WHEREAS, the Company and Employee entered into that certain Employment Agreement dated February 1, 1996 (the "Original Agreement"), which contained a one-year term of employment ending on the last day of the 12th month following February 1, 1996 (the "Anniversary Date");

         WHEREAS, the Original Agreement was subsequently amended pursuant to the Amendment of Employment Agreement which extended the term of employment under the Original Agreement until November 30, 1998 and designated each such successive November 30 from that point forward as the anniversary date (the "Amended Anniversary Date");

         WHEREAS, three subsequent amendments were made to the Original Agreement to extend Employee's term of employment for successive one-year periods and provide for a salary increase (the "Prior Amendments") (the Original Agreement and the Prior Amendments are collectively referred to as the "Agreement"); and

         WHEREAS, the Company and Employee desire to further amend the Agreement effective as of the Amended Anniversary Date occurring in 2003 as set forth below.

         NOW, THEREFORE, the Company and Employee agree that:

         1. Paragraph 1 is amended and restated in its entirety to read as follows:

                  "POSITION. During the term of this Agreement, the Company will employ Employee, and Employee will serve the Company as its President and Chief Executive Officer and will have such other responsibilities, authority and titles as may from time to time be assigned to Employee by the Board of Directors of the Company."

         2. Paragraph 3.1 is amended and restated in its entirety to read as follows:

                  "BASE SALARY. Employee's job performance and base salary shall be annualized from January to December ("Base Salary") and reviewed annually by the Company's Compensation Committee in the month of December, except that the Base Salary, benchmarked at $500,000 annually for 2004, for the year following the year being reviewed shall not be lower than the Base Salary of the year being reviewed."

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         3.       Paragraph 3.2 is amended and restated in its entirety to read as follows:

                  "CASH BONUS. The Company agrees to pay Employee a bonus targeted at 50% of Base Salary upon the full achievement of specified goals agreed upon by Employee and the Company. Employee's performance goals shall be reviewed annually by the Company's Compensation Committee in the month of December. Any payments made to Employee under this paragraph shall be paid in accordance with the Company's customary bonus payment practices, unless otherwise agreed to by the Company and Employee."

         4. Paragraph 3.3 is amended and restated in its entirety to read as follows:

                  "COST-OF-LIVING ASSISTANCE PAYMENTS. The Company agrees to continue the cost-of-living assistance payments Employee has received since 1997, fixed at the 1997 rate ("Cost-of-living Assistance")."

         5. Paragraph 4.1 is amended and restated in its entirety to read as follows:

                  "TERM. This Agreement shall terminate twelve (12) months from the Amended Anniversary Date occurring in 2003 and, thereafter, shall be automatically renewed for consecutive twelve (12) month periods, unless this Agreement is terminated by either the Company or Employee upon 60 days' notice in accordance with the notice provisions contained in Paragraph
                  6.6 hereof."

         6. Subsection (a) of Paragraph 5.2, entitled "Termination Without Cause," is amended and restated in its entirety to read as follows:

                           "(a) the Company shall pay Employee the compensation
                  and benefits otherwise payable to Employee under Section 3 through the date of termination, except that health-related benefits shall continue for two years beyond the effective date of termination, unless Employee obtains new employment which offers equal or better health-related benefits coverage in which case the Company provided coverage will terminate as the replacement coverage begins."

         7. Subsection (b) of Paragraph 5.2, entitled "Termination Without Cause," is amended and restated in its entirety to read as follows:

                           "(b) within seven (7) days of termination, the
                  Company shall pay Employee a severance payment equal to the sum of the following: (i) two additional years of Employee's then-current base salary plus Cost-of-living Assistance, (ii) Employee's annual car allowance, and (iii) the bonus Employee could have earned had he continued employment with the Company through the end of the calendar year in which termination occurs with the amount of the bonus pro-rated for the portion of the year through the date of termination. This payment shall be made in a lump sum, less applicable withholding,"

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         8.       Subsection (c) of Paragraph 5.2, entitled "Termination Without
                  Cause," is amended and restated in its entirety to read as follows:

                           "(c) the Company shall cause all of the Employee's
                  outstanding stock options to become immediately vested. In addition, the exercise period of all stock options granted to the Employee after the Amended Anniversary Date occurring in 2003 (the "Subsequent Stock Options") shall be extended for a period of two years from the date of termination, provided, however, that all stock options granted to the Employee prior to the Amended Anniversary Date occurring in 2003 (the "Previous Stock Options") shall be governed by the provisions of Section 5.2(c) of the Original Agreement. Notwithstanding the foregoing, such extension of the exercise periods of the Subsequent Stock Options and the Previous Stock Options, respectively, shall not exceed the original terms of such options."

         9. All other terms, conditions and restrictions contained in the Agreement shall continue in full force and effect.

         10. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         Pursuant to Section 6.5 of the Agreement, this Amendment, when fully executed and delivered, shall constitute an amendment thereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the parties hereto have executed this Fifth
Amendment of Employment Agreement as of the day and year first above written.

                                          "COMPANY"

                                          SCICLONE PHARMACEUTICALS, INC.

                                          By ___________________________________

                                          Its __________________________________

                                          "EMPLOYEE"

                                          ______________________________________
                                          Donald R. Sellers

                       [SIGNATURE PAGE TO FIFTH AMENDMENT
                            OF EMPLOYMENT AGREEMENT]

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